CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated April 26, 2019, accompanying the financial statements of Investment Grade Income Trust, 10-20 Year Series 58 (included in Invesco Unit Trusts, Taxable Income Series 535) as of December 31, 2018, and for the period from January 7, 2016 (date of deposit) through December 31, 2016 and for each of the two years in the period ended December 31, 2018, and the financial highlights for the period from January 7, 2016 (date of deposit) through December 31, 2016 and for each of the two years in the period ended December 31, 2018, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-206145) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
April 26, 2019